EXHIBIT 99.2

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	For the three months ended		For the three months ended
		Restructuring
	October 30,	and other	October 30,
	2004 - As reported	charges (1)	2004 - Adjusted
NET SALES	$87,923	$—	$87,923
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	62,846	(90)	62,936

Gross margin	25,077	90	24,987
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	28,851	2,821	26,030
DEPRECIATION AND AMORTIZATION	3,334	—	3,334

Operating loss	(7,108)	(2,731)	(4,377)
INTEREST EXPENSE, net	1,385	—	1,385

Loss before income taxes	(8,493)	(2,731)	(5,762)
INCOME TAX PROVISION	—	—	—

Net loss	$(8,493)	$(2,731)	$(5,762)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(0.22)	$(0.07)	$(0.15)

Weighted average shares outstanding — basic and diluted	38,843	—	38,843

(1)	Includes $2.7 million related to lease termination costs, severance, and other restructuring charges.

WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION — CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	For the year-to-date		For the year-to-date
	period ended		period ended
		Restructuring
	October 30,	and other	October 30,
	2004 - As reported	charges (1)	2004 - Adjusted
NET SALES	$241,004	$20,778	$220,226
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	187,667	19,494	168,173

Gross margin	53,337	1,284	52,053
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	90,606	15,127	75,479
DEPRECIATION AND AMORTIZATION	22,378	11,285	11,093

Operating loss	(59,647)	(25,128)	(34,519)
INTEREST EXPENSE, net	6,082	—	6,082

Loss before income taxes	(65,729)	(25,128)	(40,601)
INCOME TAX PROVISION	—	—	—

Net loss	$(65,729)	$(25,128)	$(40,601)

BASIC AND DILUTED LOSS PER SHARE:
Basic and diluted loss per share	$(2.29)	$(0.88)	$(1.41)

Weighted average shares outstanding — basic and diluted	28,743	—	28,743

(1)	Includes $25.1 million related to the transfer of inventory to an independent liquidator in conjunction with the closing of approximately 111 stores, lease termination costs, accelerated depreciation, asset write-offs related to store closings, severance, and other restructuring charges.